UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-22897	74-2830661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2114 Central Street, Suite 600, Kansas City, MO		64108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (816) 237-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

tem 1.03   Bankruptcy or Receivership.

On July 20, 2016, Novation Companies, Inc. (the “Company”) and its subsidiaries NovaStar Mortgage Funding Corporation, NovaStar Mortgage, LLC and 2114 Central, LLC (the “Subsidiaries”, and together with the Company, the “Debtors”), filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Maryland (Baltimore Division) (the “Bankruptcy Court”).  The Chapter 11 Petitions are being jointly administered under the caption “In re Novation Companies, Inc., et. al.” Case Nos. 16-19745, 19747-19749-DER.  The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The Company’s three series of unsecured senior notes pursuant to three separate indentures with an aggregate principal balance of approximately $85.9 million were previously accelerated, with all principal and unpaid interest declared immediately due and payable.

Item 8.01   Other Events.

On July 20, 2016, the Company issued a press release relating to the filing of the Chapter 11 Petitions.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: July 22, 2016	/s/ Rodney E. Schwatken
Rodney E. Schwatken Chief Executive Officer